Exhibit 3.3

ARNO THERAPEUTICS, INC.

SERIES A CONVERTIBLE PREFERRED STOCK

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Arno Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors duly adopted the following resolution on August 9, 2010, which resolution remains in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by its certificate of incorporation, as amended, (hereinafter referred to as the “Certificate of Incorporation”), the Board of Directors does hereby create, authorize and provide for the issuance of Series A Convertible Preferred Stock, par value $0.0001 per share, consisting of Thirty Five Million (35,000,000) shares, having the following designations, preferences and relative and other special rights, qualifications, limitations and restrictions:

1.           Designation. Thirty Five Million (35,000,000) shares of the Corporation’s authorized but unissued Preferred Stock, $0.0001 par value, are hereby designated as a series of Preferred Stock (hereinafter referred to as “Series A Preferred Stock”), which shall have the voting powers, limitations, rights and preferences set forth herein.

2.           Dividends.  The holders of shares of Series A Preferred Stock (each a “Series A Holder” and collectively the “Series A Holders”) shall be entitled to an annual per share cumulative dividend equal to 5% of the Original Issuance Price (as defined below) for each share of the Series A Preferred Stock (the “Dividend Preference Amount”), payable upon the earlier of (i) such date in which the corresponding shares of Series A Preferred Stock are converted to Common Stock pursuant to Section 6.1 or 6.2 of this Agreement, unless the Corporation elects to pay any such accrued Dividend Preference Amount in the form of Common Stock, (ii) such date as determined by the Board of Directors in its sole and absolute discretion and (iii) the occurrence of a Liquidation Event or Deemed Liquidation (as defined herein).  Without limiting the foregoing, the Board of Directors shall not declare, pay or set aside any dividends on the Common Stock unless (i) all accrued Dividend Preference Amounts have been distributed to all holders of the Series A Preferred Stock and (ii) the Board of Directors shall also declare and pay on the Series A Preferred Stock, at the same time that it declares and pays such dividends to the holders of Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred Stock, had all the outstanding shares of Series A Preferred Stock been converted at the then applicable Conversion Price for such shares immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to receive such dividends is determined.

3.           Liquidation.

3.1.           Preferred Distribution.  Upon the occurrence of a Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of: (a) 1.5 times the Original Issuance Price (as defined below), subject to adjustments for any Recapitalization Event (as defined below), (b) any dividends accrued but unpaid thereon, whether or not declared and (c) an amount equal to the Dividend Preference Amount calculated from the original issue date of the applicable shares of Series A Preferred Stock, less any amount previously paid to the Series A Holder on account of the Dividend Preference Amount (together, the “Preferred Distribution”).  If upon the occurrence of a Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the  full amount of the Preferred Distribution, the Series A Holders shall share ratably in any distribution of the assets available for distribution.

3.2.           Distribution of Remaining Assets. Upon the occurrence of a Liquidation Event, after the full payment is made of any Preferred Distribution, the remaining assets of the Corporation available for distribution to its funds shall be distributed, pari passu, on an as-converted basis, among the record owners of shares of Series A Preferred Stock and Common Stock.  The aggregate amount that a Series A Holder is entitled to receive under Subsections 3.1 and 3.2 is hereinafter referred to as the “Series A Liquidation Amount.”

4.           Deemed Liquidation Events.

4.1.           Definition.  Each of the following events, shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event: (i) the sale or transfer of 50% of more of the outstanding voting capital stock of the Corporation, (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation, or (iii) the consolidation, merger or reorganization of the Corporation into any other entity, in which the Corporation is not the surviving entity and in which the stockholders of the Corporation existing prior to the transaction hold less than fifty percent (50%) of the outstanding voting capital stock of the Corporation or the surviving corporation, as applicable, immediately following such transaction.

4.2.           Effecting a Deemed Liquidation Event.  The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 4.1 unless the agreement effecting such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3.1 and 3.2.

(a)            In the event of a Deemed Liquidation Event referred to in Subsection 4.1, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Series A Holder no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation in or for such Deemed Liquidation Event, together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(b)            On or before the applicable redemption date, each holder of shares of Series A Preferred Stock to be redeemed on such redemption date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the redemption notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(c)            Any dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such redemption date and all rights with respect to such shares shall forthwith after the redemption date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor.

(d)            Prior to the distribution or redemption provided for in this Subsection 4.2, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

4.3.           Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation pursuant to this Section 4 shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

5.           Voting Power.

5.1.           General.  Except as otherwise expressly provided elsewhere in the Certificate of Incorporation (as in existence on the date hereof or as amended with the requisite approval of the holders of Series A Preferred Stock), this Series A Certificate of Designation or as otherwise required by law, (a) each Series A Holder shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation, provided, however, that the holders of Series A Preferred Stock shall vote as a separate class with respect to any change in the rights of the Series A Preferred Stock, any amendment to this Certificate, any increase in the number of shares of Series A Preferred Stock or the authorization, creation or issuance of any class or series of capital stock ranking senior or pari passu with the Series A Preferred Stock as to distribution of assets on liquidation, the payment of dividends, rights of redemption, conversion or voting rights, regardless of whether the authorization, creation or issuance of such class or series of preferred stock is otherwise required to be authorized by the vote or consent of stockholders of the Corporation.

5.2.           Election of Investor Directors.  The Co-Lead Investors shall each be entitled to elect one (1) director of the Corporation (each a “Series A Director,” and collectively, the “Investor Directors”). Each Series A Director elected pursuant to the preceding sentence may be removed without cause by, and only by, the Co-Lead Investor who initially elected the Series A Director being removed.  If any of the Co-Lead Investors fails to elect their respective Series A Director, then any such directorship position shall remain vacant until such time as that Co-Lead Investor elects a person to fill such directorship in accordance with this Subsection 5.2; and no such directorship may be filled by stockholders of the Corporation other than by the Co-Lead Investors.

6.           Conversion Rights.  The Series A Holders shall have the following rights with respect to the conversion of shares of Series A Preferred Stock into shares of Common Stock:

6.1.           Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date, into a certain number of fully-paid, nonassessable shares of Common Stock determined by dividing the sum of (i) Original Issue Price and (ii) to the extent that the Corporation elects to pay the Dividend Preference Amount in the form of Common Stock, the amount of the Dividend Preference Amount accrued on each share of Series A Preferred Stock by the then-effective Conversion Price (as defined below). The number of shares of Common Stock into which each share of Preferred Stock of a Series may be converted is referred to as the “Conversion Rate”.  In the event that there is a decrease or increase in the Conversion Price pursuant to this Section 6, then the Conversion Rate shall increase or decrease correspondingly.

6.2.           Automatic Conversion.  Immediately upon the Effective Date, all shares of Series A Preferred Stock  for which the underlying shares of Common Stock issuable upon conversion of such Series A Preferred Stock are covered by such Registration Statement, and, to the extent that the Corporation elects to pay the Dividend Preference Amount on such shares of Series A Preferred Stock in the form of Common Stock, any amount of Dividend Preference Amount accrued on each such share of Series A Preferred Stock, shall automatically convert into shares of Common Stock at the Conversion Rate then in effect.  Notwithstanding anything to the contrary contained herein, any automatic conversion provided for in this Subsection 6.2 shall occur without any further action by the Series A Holders and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation or its transfer agent.

6.3.           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Series A Preferred Stock held by each Series A Holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any Series A Holder shall be entitled to convert the same into full shares of Common Stock pursuant to Subsection 6.1 hereof, and to receive certificates representing such shares of Common Stock (whether converted pursuant to Subsection 6.1 or 6.2), he/she shall either (a) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent, as applicable, for the Series A Preferred Stock or (b) notify the Corporation or its transfer agent, as applicable, that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to convert the same.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such Series A Holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus the amount of any Dividend Preference Amount which the Corporation did not elect to pay in shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

7.           Adjustments to Series A Conversion Price

7.1.           Conversion Price Adjustment.   In the event the Corporation shall at any time after the Original Issue Date and prior to the Effective Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 7.2), other than Exempt Issuances, without consideration or for a consideration amount per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if the aggregate of any such issuances or deemed issuances exceed 100,000 shares of Additional Common Stock and were without consideration, then the Company shall be deemed to have received an aggregate of $.0001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

7.2.           Deemed Issuance of Additional Shares of Common Stock.

(a)            If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempt Issuances) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)            If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.1, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause  (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)            If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempt Issuances), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.1 (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 7.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)            Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.1, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)            If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 7.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 7.2).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 7.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

7.3.           Reservation of Common Stock.  From and after the Original Issuance Date, the Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock (including any shares of Series A Preferred Stock issuable upon the exercise, conversion or exchange of any options, warrants, purchase rights or convertible securities), and, if at any time after the Original Issuance Date the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock issuable upon the exercise, conversion or exchange of any options, warrants, purchase rights or convertible securities), the Corporation shall take all commercially reasonable actions as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7.4.           Adjustment for Stock Dividends.  In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in Additional Shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Additional Shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Series A Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section 2 above; and (ii) if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted to the Conversion Price in effect had such dividend not been declared.

7.5.           Adjustments for Other Dividends and Distributions.  If the Corporation, at any time or from time to time after the date hereof, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under this Section 7 with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

7.6.           Adjustments for Subdivision or Combination of Common Stock.   If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price of the Series A Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.7.           Adjustments for Reorganization or Reclassification.  If after the date hereof any capital reorganization or reclassification of the Common Stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation or other similar event (each, a “Fundamental Transaction”) shall be effected, then, as a condition of such Fundamental Transaction, lawful and fair provision shall be made whereby each Series A Holder shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, as the case may be, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon the conversion of the Series A Preferred Stock, had such Fundamental Transaction not taken place and in such event appropriate provision shall be made with respect to the rights and interests of the Series A Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be in relation to any share of stock, securities, or assets thereafter deliverable upon the  exercise of such conversion rights.  The Corporation shall not effect any such Fundamental Transaction unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such Fundamental Transaction, or the corporation purchasing such assets in a Fundamental Transaction, shall assume by written instrument executed and delivered to the Series A Holders the obligation to deliver to the Series A Holders such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase.

7.8.           If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

7.9.           Issue Taxes.  The Corporation shall pay all issue taxes (other than any taxes measured by the income of any person other than the Corporation), if any, incurred in respect of the issuance of shares of Common Stock upon a conversion of shares of Series A Preferred Stock.  If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued upon conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand (which shall be subject to compliance with the applicable provisions of federal and state securities laws), the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series A Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered without any liability to the Corporation, despite the instructions to the contrary.

8.           Notices.

8.1.           Notices of Record Date.  In the event of (a) the giving of any notice to the holders of Common Stock or Series A Preferred Stock (b) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any capital stock of the Corporation or other property; (c) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any sale or disposition of all or substantially all of the assets of the Corporation to any other person or persons; or (d) any voluntary or involuntary dissolution, liquidation, winding up or bankruptcy of the Corporation (each, a “Record Event”), then and in each such Record Event the Corporation shall give each Series A Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right; (ii) the date on which any such reorganization, reclassification, recapitalization, sale, disposition, merger, consolidation, dissolution, liquidation, winding up or bankruptcy is expected to become effective; and (iii) the time, if any, that is to be fixed as to when the holders of record of Common Stock or Series A Preferred Stock shall be entitled to exchange their shares of Common Stock or Series A Preferred Stock for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, disposition, merger, consolidation, dissolution, liquidation, winding up or bankruptcy.  In each such Record Event, the notice required by this Subsection 8.1 shall be delivered at least 10 days prior to the date specified in such notice.

8.2.           Notices in General.  Whenever a notice is required to be given to a Series A Holder pursuant to this Series A Certificate of Designation (including, without limitation, any notice required by Subsection 8.1 above), such notice shall be delivered in person, sent by nationally recognized overnight delivery service specifying next day delivery, mailed by certified or registered mail, postage prepaid and return receipt requested, or sent by telecopier, telex, facsimile, email/pdf or similar transmission, with confirmation of receipt, to such holder’s address of record as shown on the books of the Corporation.

9.           Definitions and Constructions.

9.1.           Definitions.  As used in this Series A Certificate of Designation, the following terms shall have the following respective meanings:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 7.2, deemed to be issued) by the Corporation after the Original Issue Date, including all shares of Common Stock, all Convertible Securities (other than Series A Preferred Stock issued pursuant to the Purchase Agreement, including Series A Preferred Stock issued pursuant to exercise of the Warrants (as defined in the Purchase Agreement)), and all Options, all on an as converted and as-exercised basis, regardless of whether then currently convertible or exercisable as of the date of calculation.

“Affiliates” shall mean any person directly or indirectly controlled by, controlling or under common control with another person, where the term “control,” for purposes of this definition, means the power to direct the management of the person in question.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as amended from time to time, including the Series A Certificate of Designation.

“Co-Lead Investor” shall have the meaning prescribed to such term in the Purchase Agreement.

“Common Stock” shall mean the Corporation’s common stock, par value $0.001 per share.

“Common Stock Equivalents” shall mean and include any Convertible Securities or warrant, Option or other right to subscribe for or purchase any shares of Common Stock or any Convertible Security.

“Corporation” shall mean Arno Therapeutics, Inc., a Delaware corporation.

“Conversion Price” shall initially be $1.00 per share of Series A Preferred Stock.

“Conversion Rate” means the number of shares of Common Stock into which each share of Series A Preferred Stock may be converted pursuant to Subsection 6.1 of this Series A Certificate of Designation.

“Convertible Securities” shall mean any evidences of indebtedness, shares of stock or other securities or rights which are or may be at any time directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“Deemed Liquidation Event” shall have the meaning specified in Subsection 4.1.

“Effective Date” shall mean the date and time at which that certain Registration Statement (as defined in the Purchase Agreement) is declared effective by the Securities and Exchange Commission.

“Exempt Issuances” shall mean the issuance of (i) an aggregate number of shares of Common Stock or Common Stock Equivalents, not to exceed in the aggregate after any issuance, ten percent (10%) of the then issued and outstanding shares of Common Stock and Common Stock Equivalents held by all persons, to employees, officers and/or independent directors pursuant to the Corporation’s 2005 Stock Option Plan or such other equity incentive plan approved by the Corporation’s stockholders, provided, in either case, such issuances are approved by the Corporation’s Board of Directors, including approval of at least 50% of the Corporation’s independent directors and all three Investor Directors; (ii) shares of Common Stock or Common Stock Equivalents issued as part of the purchase consideration in mergers or acquisitions of businesses or assets, provided, such issuances are approved by the Corporation’s Board of Directors, including approval of all three Investor Directors; (iii) shares of Common Stock issuable upon the exercise or conversion of Common Stock Equivalents outstanding as of the Original Issuance Date; (iv) Common Stock issued to the Corporation’s stockholders upon any stock split, stock dividend or similar event with respect to the Common Stock; (v) up to 500,000 shares of Common Stock or Common Stock Equivalents issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, provided, such issuances are approved by the Corporation’s Board of Directors, including approval of all three Investor Directors; (vi) shares of Common Stock or Common Stock Equivalents issued as a dividend or distribution on Series A Preferred Stock; or (vii)  shares of Common Stock actually issued upon the exercise, conversion or exchange of Common Stock Equivalents, in each case provided such issuance is pursuant to the terms of such Common Stock Equivalents and that an adjustment to the Conversion Price was either made or not required to be made in accordance with Subsection 7.1 hereof.

“Liquidation Event” shall mean (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) the voluntary or involuntary commencement of any bankruptcy or insolvency proceeding under any bankruptcy, insolvency or similar law, by or against the Corporation, (iii) the appointment of a receiver or liquidator to manage or liquidate all or substantially all of the Corporation’s assets or (iv) the execution of an assignment for the benefit of creditors.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issuance Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

“Original Issue Price” shall means $1.00 per each share of the Series A Preferred Stock.

“Person” shall mean any individual, partnership, limited liability Corporation, corporation, business trust, trust, unincorporated association, joint venture or other entity of whatever nature.

“Preferred Distribution” shall have the meaning specified in Subsection 3.1.

“Preferred Stock” shall mean the Corporation’s preferred stock, par value $0.0001 per share.

“Purchase Agreement” shall mean that certain Securities Purchase and Registration Rights Agreement, dated September 3, 2010, by and among the Corporation, the Co-Lead Investors, and the purchasers listed on Schedule 1 attached thereto.

“Recapitalization Event” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Certificate of Designation” shall mean this Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock, as the same may be amended from time to time.

“Series A Holders” shall have the meaning specified in Section 2.

9.2.           Construction.  Whenever the context requires, the gender of any word used in this Series A Certificate of Designation includes the masculine, feminine or neuter, and the number of any word includes the singular or plural.  Unless the context otherwise requires, all references to sections refer to sections of this Series A Certificate of Designation, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

9.3.           Headings.  The headings and subheadings in this Series A Certificate of Designation are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Series A Certificate of Designation or any provision hereof.

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Signature page follows.

IN WITNESS WHEREOF, Arno Therapeutics, Inc. has caused this certificate to be signed on its behalf by David M. Tanen, its Chief Executive Officer, this 3rd day of September, 2010.

ARNO THERAPEUTICS, INC.

By:	/s/ David M. Tanen
Name: David M. Tanen
Title: Chief Executive Officer